Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT (hereinafter referred to as the “Amendment”) dated this 12th day of November, 2007 (the “Effective Date”), is made by and between CONTINENTAL OFFICES LTD., as agent for the owner of the beneficial interest in Chicago Tile Land Trust Company, as successor trustee to LaSalle National Bank under Trust No. 47948 and HOME SCHOOL, INC. as Tenant.

WITNESSETH

WHEREAS, Landlord and Tenant entered into a Lease dated July 5, 2006 (hereinafter referred to as the “Original Lease”) for the rental of certain office premises which is identified as Suite 106 (hereinafter referred to as the “Premises”) in the building commonly known as Regency Office Plaza (hereinafter referred to as the “Building”) located at 2700 Des Plaines River Road, Des Plaines, IL 60018; and

WHEREAS, said Original Lease was amended by a First Amendment to Lease Agreement dated May 21, 2008 (hereinafter, the Original Lease and said Amendments shall be collectively referred to as the “Lease”); and

WHEREAS, Tenant desires to extend the term of the Lease for five (5) years (hereinafter referred to as the “Extended Term”);

NOW, THEREFORE, in consideration of the above premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. As of the Effective Date, the Expiration Date of the Lease Amendment as stated in Section 2 shall be changed from December 31, 2008 to December 31, 2013.

2. Effective January 1, 2009, the Base Rent during the Extended Term shall be as follows:

Period from/to	Annual Amount	Monthly Amount	Sq. Ft.
January 1, 2009 to December 31, 2009	$31,501.00	$2,625.08	$17.00
January 1, 2010 to December 31, 2010	$32,446.03	$2,703.84	$17.51
January 1, 2011 to December 31, 2011	$33,428.12	$2,785.68	$18.04
January 1, 2012 to December 31, 2012	$34,428.74	$2,869.06	$18.58
January 1, 2013 to December 31, 2013	$35,447.89	$2,953.99	$19.13

Second Amendment to Lease Agreement	Page 1
Home School

3. Notwithstanding anything herein to the contrary, Tenant shall be entitled to an abatement of Base Rent, Expenses Per Rentable Square Foot and Taxes Per Rentable Square Foot (collectively, the “Abated Rent”) for the months of January 2009, February 2009 and March 2009 (collectively, the “Rent Abatement Periods”). If a default under the Lease occurs at any time during the Term, the Abated Rent immediately shall become due and payable. The payment by Tenant of the Abated Rent following a default under the Lease shall not limit or affect any of Landlord’s rights, pursuant to the Lease, at law or in equity. During the Rent Abatement Periods, only the Abated Rent shall be abated; all other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

4. As of the Effective Date, electricity used by Tenant in the Premises shall be paid for by Tenant, at Landlord’s option, either: (i) by a separate charge payable by Tenant to Landlord; or (ii) by separate charge billed by the applicable utility company and payable directly by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity.

5. Effective January 1, 2009, the Base Year as provided in Section 1.01(m) of the Original Lease shall be deleted and “2009” shall be inserted in its place.

6. Except as expressly modified in this Amendment, the Lease is hereby ratified and confirmed in all respects. Any capitalized terms used in this Amendment shall have the same definition as that term has in the Lease unless otherwise provided for herein. In the event of any conflict between

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Home School

the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control. Each of Continental Offices, Ltd., and Home School Inc. hereby represents that it has the power and authority to enter into, and carry out the terms and provisions of this Amendment and Lease.

Continental Offices Ltd., as agent for the owner of the beneficial interest in LaSalle Trust N.A., as Trustee under Trust No. 47948		HOME SCHOOL, INC.

/s/ Kevork M. Derderian		/s/ Thomas A. Morrow
By:	Kevork M. Derderian	By:	Thomas A. Morrow
Title:	President	Title:	Chairman & CEO

Attested:

/s/ Brandt T. Pfeifer
By:	Brandt T. Pfeifer	By:
Title:	Director, Leasing/Marketing	Title:

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Home School

WRITER’S EMAIL: brandt@colltd.com

WRITER’S DIRECT EXTENSION: 847.376.2004

WRITER’S DIRECT FAX: 847.376.2021

November 11, 2008

Denise Kowalski

Home School, Inc.

2700 River Road, Suite 106

Des Plaines, IL 60018

RE:	Regency Office Plaza, Suite 106 Amendment Proposal

Dear Ms Kowalski:

As per our conversation, I’ve included a 3 month rent abatement up front.

I will draw up your Amendment when I hear back from you.

Commencement:	January 1, 2009.

Premises:	The space proposed is 1,853 rentable square feet in Suite 106 at Regency Office Plaza.

Landlord:	Ownership and management is Continental Offices, Ltd.

Lease Term:	Five (5) Years

Base Rent:	$17.00 per rentable square foot. Rental rate does not include electricity.

Base Year:	2009

Gross Rent Escalation:	In lieu of CPI, the base gross rent will increase annually by three percent (3%) per rentable square foot on each anniversary date of the lease term.

Taxes & Operating:	Tenant will pay their proportionate share of real estate taxes and operating expenses, over their base year, as additional rent for each year of the term. We estimate our Taxes and Operating Expenses will increase approximately 3% per year.

Renewal Option:	Tenant shall have the right to renew the lease one (1) additional five (5) year term at the then current market rate, upon nine (9) months prior written notice.

Electricity:	Electricity will be billed separately based on the pro rata share. 2008 estimates on electricity are approximately S1.92 psf.

Rent Credit:	Notwithstanding anything herein to the contrary, so long as no default under the Lease shall have occurred. Tenant shall be entitled to an abatement of Base Rent (the “Abated Rent”) for the 1st 3 full calendar months of the Term (the “Rent Abatement Period”), if Tenant signs for a five year Lease term.

If a default occurs at any time during the Term, the Abated Rent immediately shall become due and payable. The payment by Tenant of the Abated Rent following a default shall not limit or affect any of Landlord’s rights, pursuant to this Lease, at law or in equity.

HVAC:	The HVAC system at Regency Office Plaza was completely renovated in 1997 with the latest in building automation providing individually controlled zones. Normal hours of operation are 7:00 am to 6:00 pm weekdays; 8:00 am to 1:00 pm Saturdays. Normal after hours HVAC rates are $55.00 per hour.

Landlord maintains building HVAC system. In the event Tenant owns their own additional and separate HVAC unit, Tenant will be responsible for costs associated with maintenance and utility use.

Cleaning and Maintenance Specifications:	Please see JANITORIAL SCHEDULE for a full description of our maintenance specifications.

Parking:	The surface parking ratio is 3.7 per 1,000 square feet. All surface parking is free and ample spaces exist in close proximity to the building.

Underground, covered/heated parking is available at S75.00 per month with limited space.

Security & Access:	Regency Office Plaza is a 52 week per year, 7 days per week, 24 hours per day access building. The building maintains 24-hour access via a cardkey system, and surveillance cameras in common areas of the building. This system is augmented by security guard staff.

Storage Space:	There is storage space available in the lower level and the penthouse of the building. The rental rate is $8.00 per rentable square foot with annual 3% escalations throughout the lease term.

Hazardous Materials	Landlord represents that there is no asbestos or other hazardous material in the premises or the building.

ADA	All Common Areas comply with the ADA Act of January, 1992. Tenant will not bear its proportionate share of the cost of any future costs to comply with the ADA Act of 1992 during the term of their lease.

Amenities:	Please see PROJECT AMENITIES

Representation:	IBT acknowledges Continental Offices Ltd. as the sole real estate representative in this transaction.

We shall not be legally bound until this proposal has been reviewed and approved by the owner of Continental Office Plaza and a lease has been executed and delivered. The general business terms and conditions of this proposal shall remain in effect through November 21, 2008, and are subject to be withdrawn by Landlord at any time prior to said date.

Please let me know if you have any questions on these proposed terms.

Sincerely,

/s/ Brandt T. Pfeifer
Brandt T. Pfeifer
Director, Leasing & Marketing

copy: Kevork M. Derderian

OFFICE LEASE AGREEMENT

DATED June 26, 2006

CONTINENTAL OFFICES LTD.,

AS AGENT FOR THE OWNER OF THE BENEFICIAL INTEREST IN

LASALLE TRUST, N.A., AS TRUSTEE UNDER TRUST NO. 47948

AND

HOME SCHOOL, INC.

LEASE AGREEMENT

ARTICLE ONE

BASIC LEASE PROVISIONS

1.01 BASIC LEASE PROVISIONS - In the event that there is a conflict between these Basic Lease Provisions and any other provision in this Lease Agreement, such other Lease provision shall control.

(a)	BUILDING AND SUITE:

Regency Office Plaza, Suite 106

2700 Des Plaines River Road, Des Plaines, IL 60018

(b)	LANDLORD AND ADDRESS:

Continental Offices Ltd., as agent for the owner of the beneficial interest in LaSalle Trust,

N.A., as Trustee under Trust No. 47948

Continental Office Plaza - Suite 300

2340 River Road, Des Plaines, IL 60018

(c)	TENANT AND CURRENT ADDRESS:

Home School, Inc.

612 N. Chestnut Ave.

Arlington Heights, Illinois, 60004

(d)	DATE OF LEASE:	June 26, 2006

(e)	LEASE TERM:	Two (2) Years

(f)	COMMENCEMENT DATE:	July 14, 2006

(g)	EXPIRATION DATE:	July 13, 2008

(h)	BASE RENT, subject to adjustment as provided herein:

Period from/to	Annual Amount	Monthly Amount	Sq. Ft.
July 14, 2006 to July 13, 2007	$33,354.00	$2,779.50	$18.00
July 14, 2007 to July 13, 2008	$34,354.62	$2,862.89	$18.54

(i)	RENTABLE AREA OF THE BUILDING: 125,970 Square Feet

(j)	RENTABLE AREA OF THE PREMISES: 1,853 Square Feet

(k)	PROPORTIONAL SHARE OF OPERATING EXPENSES AND TAXES: (1.471%)

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(l)	SECURITY DEPOSIT: ($2,779.50)

(m)	BASE YEAR: 2006

1.02 ENUMERATION OF EXHIBITS. The exhibits set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A:	Plan of Premises

EXHIBIT B:	Site Plan

EXHIBIT C:	Rules and Regulations

1.03 DEFINITIONS. For purposes hereof, the following terms shall have the following meanings:

(a)	ADDITIONAL RENT: Unless otherwise provided herein, all amounts due hereunder excluding Rent whether or not identified as Additional Rent in the Lease.

(b)	BASE YEAR: The year stated in Section 1.01(m).

(c)	BUILDING: The office building listed in Section 1.01(a).

(d)	CALCULATION YEAR: The calendar year for which a Rent Adjustment computation is being made.

(e)	COMMENCEMENT DATE: The date specified in Section 1.01(f).

(f)	COMMON AREAS: All areas of the Real Property made available by Landlord from time to time for the general common use or benefit of the tenants of the Building, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time.

(g)	DEFAULT RATE: Two percent [2%] above the prime rate of interest of Bank One, NA, (or its successor) in effect on the date of payment, or at the maximum legal rate of interest, allowed by law, if such maximum legal rate is applicable and lower.

(h)	ENVIRONMENTAL LAWS: Any Law governing the use, storage, disposal or generation of any Hazardous Material, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

(i)	EXPIRATION DATE: The date specified in Section 1.01(g).

(j)	FORCE MAJEURE: Any war, insurrection, civil commotion, riots, acts of God or the enemy, governmental action, repairs, renewals, improvements, alternations, strikes, lockouts, picketing, whether legal or illegal, accidents, casualty, inability of Landlord to obtain fuel or supplies, energy shortages, or any other cause or causes beyond the reasonable control of Landlord.

(k)	HAZARDOUS MATERIAL: Such substances, material and wastes which are or become regulated under any Environmental Law; or which are classified as hazardous or toxic under any Environmental Law; and explosives and firearms, radioactive material, asbestos, and polychlorinated biphenyl.

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(l)	INDEMNITIES: Collectively, Landlord, any Mortgagee, any ground lessor of the Property, the property manager, the leasing manager and all of their respective beneficiaries, shareholders, directors, officers, agents and employees.

(m)	LAND: The parcels of real estate on which the Building is located.

(n)	LANDLORD’S STATEMENT: A written statement compiled by Landlord, at Landlord’s sole discretion, setting forth the Projections for the appropriate Calculation Year, and providing a calculation of the Rent Adjustment Deposit based on such Projections to become effective as of the first day of January of each calendar year.

(o)	LEASE: This Lease Agreement and all exhibits and riders attached hereto, as may be amended from time to time.

(p)	MONTHLY BASE RENT: The monthly rent specified in Section 1.01(h).

(q)	MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

(r)	OPERATING EXPENSES: All costs and expenses of every, kind and nature associated with the management, maintenance, repair, replacement, ownership and operation of the Property, including, without limitation, landscaping and parking areas and the personal property used in conjunction therewith with the exception of (i) costs of alterations of the premises of tenants of the Building, (ii) depreciation charges, (iii) interest and principal payments on mortgages, (iv) capital improvements which increase the number of square feet in the Building, and (v) expenditures for which Landlord has been reimbursed, including by payment from other tenants or insurance proceeds (other than pursuant to rent adjustment provisions in leases).

(s)	PREMISES: The space located in the Building commonly identified as the suite stated in Section 1.01(a) and as depicted on Exhibit A attached hereto.

(t)	PROJECTIONS: Landlord’s reasonable estimates of Operating Expenses and Taxes for the Calculation Year.

(u)	PROPERTY: The Building, the Land and any other improvements located on the Land, including, without limitation, any parking structures and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with the foregoing.

(v)	PROPORTIONAL SHARE OF OPERATING EXPENSES AND TAXES: The percentage as stated in Section 1.01(k).

(w)	REAL PROPERTY: The Property excluding any personal property.

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(x)	RENT: Collectively, Monthly Base Rent, Rent Adjustments, Additional Rent and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease.

(y)	RENTABLE AREA OF THE BUILDING: The amount of square footage set forth in Section 1.01(i).

(z)	RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.01(j).

(aa)	RENT ADJUSTMENT: Any amount owed by Tenant resulting from an increase in Operating Expenses or Taxes pursuant to Article 3 of this Lease.

(bb)	RENT ADJUSTMENT DEPOSIT: Amount which shall be equal to Landlord’s estimate of the Rent Adjustment due for the Calculation Year.

(cc)	SECURITY DEPOSIT: The amount specified in Section 1.01(l), if any, deposited by Tenant with Landlord as security for Tenant’s performance of its obligations under this Lease.

(dd)	TAXES: Real estate taxes, assessments, sewer rents, rates and charges, transit taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord’s income or profits, unless the same shall be imposed in lieu of real estate taxes and other ad valorem taxes), which may now or hereafter be levied or assessed against the Property. In case of special taxes or assessments which may be payable in installments, only the amount of each installment paid during a calendar year shall be included in Taxes for that year. Taxes shall also include any personal property taxes imposed upon the furniture, fixtures, machinery, equipment apparatus, systems and appurtenances used in connection with said Building for the operation thereof. Taxes shall also include amounts paid to anyone hired by Landlord to contest the amount of any assessment of the Property or the rate of taxation or the legality of the imposition of any component of the Taxes upon the Property. The Taxes “attributable to” or “for” a calendar year for the purposes of this Lease shall be those assessed for such year, even though not due and payable until a subsequent year.

(ee)	TERM: The term of this Lease commencing on the Commencement Date and expiring on the Expiration Date, unless sooner terminated as provided for in this Lease.

ARTICLE TWO

PREMISES AND TERM

2.01 LEASE OF PREMISES. Landlord hereby leases to Tenant, and Tenant leases from Landlord the Premises for the Term and upon the conditions provided in the Lease, to be occupied and used by the Tenant for general offices and any other lawful purpose which does not conflict with exclusive rights granted to other tenants in the Building and no other purpose, subject to the agreements herein contained. This Lease does not grant any rights to air over property.

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2.02 EARLY OCCUPANCY. If the Premises are ready for occupancy prior to the Commencement Date and Tenant occupies the Premises prior to said date. Tenant shall be subject to all the terms, covenants and conditions of the Lease, including the payment of Rent for the period of occupancy prior to the Commencement Date at the proportionate rental to the rent reserved herein.

2.03 FAILURE TO GIVE POSSESSION. If Landlord shall be unable to give possession of the Premises on the Commencement Date by reason of any of the following: (i) Landlord has not completed its preparation of the Premises, (ii) Landlord is unable to give possession of the Premises by reason of the holding over or retention of possession of any tenant, tenants or occupants, or (iii) for any other reason, Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances the rent reserved and covenanted to be paid herein shall not commence until the Premises are available for occupancy by Tenant, and no such failure to give possession on the Commencement Date shall affect the validity of this Lease or the obligations of Tenant hereunder, nor shall the same be construed to extend the Term of this Lease. The Premises shall not be deemed to be unready for Tenant’s occupancy or incomplete if only minor or insubstantial details of construction, decoration or mechanical adjustments remain to be done in the Premises or any part thereof, or if special work, changes, alterations or additions required or made by Tenant in the layout or finish of the Premises or any part thereof or shall be caused in whole or in part by Tenant through the delay of Tenant in submitting plans, supplying information, approving plans, specifications or estimates, giving authorizations or otherwise or shall be caused in whole or in part by delay and/or default on the part of Tenant, its agents, employees, representative or subtenants. In the event of any dispute as to whether the Premises are ready for Tenant’s occupancy, the decision of Landlord’s architect shall be final and binding on the parties.

2.04 CONDITION OF PREMISES. Tenant’s taking possession shall be conclusive evidence that the Premises were in good order and satisfactory condition when Tenant took possession. No promise of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building and no representation respecting the condition of the Premises or the Building have been made by Landlord to Tenant, unless the same is contained herein, or made a part hereof, or in a written document signed by Landlord.

ARTICLE THREE

RENT

3.01 RENT. Tenant shall pay Rent to Landlord, including, without limitation. Monthly Base Rent and Rent Adjustment, or to such other person or at such other place as Landlord may direct in writing, monthly in advance on or before the first day of each month of the Term, except that Tenant shall pay the first such monthly installment on the execution hereof. If the Term commences other than on the first day of a month or ends other than on the last day of the month, the Rent for such month shall be prorated, and the prorated Rent for the portion of the month in which the Term commences shall be paid at the time of execution of this Lease in addition to the Rent for the first full month. All such Rent shall be paid without any set-off or deduction whatsoever. Unpaid Rent shall bear interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease. Time is of the essence of this Lease.

3.02 RENT ADJUSTMENT. If the total amount of either or both Taxes or Operating Expenses attributable to any calendar year of the Term is greater than the total amount of either or both Taxes or Operating Expenses for the Base Year, then Tenant shall pay Landlord as a Rent Adjustment for such calendar year, an amount equal to the product of the Proportional Share of Operating Expenses and Taxes multiplied by such excess amount of Taxes or Operating Expenses for that calendar year, as the case may be. If the last year of the Term of this Lease ends on any day other than the last day of December, any payment due to Landlord for Rent Adjustment shall be prorated, and Tenant shall pay any amount due to Landlord within thirty (30) days after being billed therefore.

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3.03 PAYMENT OF RENT ADJUSTMENT DEPOSITS. Tenant shall pay Landlord one-twelfth ( 1/12) of the then applicable amount of the Rent Adjustment Deposit, in the same manner as Base Rent, on the first day of each month during the Term commencing with the first day of the calendar year following the Base Year if the Commencement Date falls within the Base Year, or commencing on the Commencement Date, if the Commencement Date falls within a year following the Base Year. The amount payable for Rent Adjustment Deposits shall be subject to readjustment based on actual experience as provided in Section 3.04 and 3.05.

3.04 ESTIMATE OF RENT ADJUSTMENT DEPOSIT. For purposes of estimating Rent Adjustment due for the Calculation Year, Landlord shall make Projections of Operating Expenses and Taxes for said Calculation Year. Landlord shall deliver to Tenant the Landlord’s Statement (i) setting forth the Projections for the appropriate Calculation Year, and (ii) providing a calculation of the Rent Adjustment Deposit based on such Projections, to become effective as of January 1st of each calendar year; provided, however, that the failure of Landlord to provide any such statement shall not relieve Tenant from its obligation to continue to pay the Rent Adjustment Deposit at the rate then in effect under this Lease, and if and when Tenant receives such statement from Landlord, Tenant shall pay any increase (or receive credit for any decrease) to the Rent Adjustment Deposit reflected thereby effective retroactively to the most recent preceding January 1st. If any unexpected increase (or decrease) in Operating Expenses for the Property occurs after preparation of the Projections which results in a projected increase or decrease of five percent (5%) or more in such Operating Expenses, the Projections may be revised and the Rent Adjustment Deposit shall be recalculated based upon the revised Projections. The Projections may also be revised whenever more current information is received about the Taxes, and, if revised, the Rent Adjustment Deposits shall be recalculated based upon the revised Projections. After the end of each calendar year, Operating Expenses and Taxes shall be calculated and an appropriate adjustment made as provided herein in Section 3.05.

3.05 READJUSTMENT FOR ACTUALS. As soon as reasonably feasible after the expiration of each calendar year, or at such later time as Landlord shall be able to determine the actual amounts of Operating Expenses and Taxes for such Calculation Year, Landlord shall notify Tenant in writing of such actual amounts and the actual amount of the Rent Adjustment. If the total Rent Adjustment Deposit paid by Tenant during such calendar year exceeded the Rent Adjustment thereof payable for such Calculation Year based upon actual Operating Expenses and Taxes for such Calculation Year, then Landlord shall credit such excess to installments of Rent payable after the date of Landlord’s notice until such excess had been exhausted, or if this Lease shall expire prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent. If the Rent Adjustment based on actual Operating Expenses and Taxes exceeds the Rent Adjustment Deposits paid by Tenant during such Calculation Year, then Tenant shall, within thirty (30) days after the date of written notice from Landlord, pay to Landlord an amount equal to the additional Rent Adjustment payable for the Calculation Year last ended based upon actual Operating Expenses and Taxes for such year over the total Rent Adjustment Deposits paid by Tenant during such Calculation Year. The obligation to make such payments shall survive the expiration or earlier termination of the Term.

3.06 PARTIAL OCCUPANCY. If the Building is not fully occupied during all or a portion of any Calculation Year, then Landlord may elect to make an appropriate adjustment of Taxes for such Calculation Year employing sound accounting and management principles, to determine the amount of Taxes that would have been attributed to the Tenant had the Building been fully occupied, and the amount so determined shall be deemed to have been the amount of Taxes for such Calculation Year. If the Building is less than fully occupied during all or a portion of any Calculation Year, then Landlord shall

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make an appropriate adjustment of the Operating Expenses for such year, employing sound accounting management principles to determine the amount of Operating Expenses that would have been paid or incurred by Landlord had the Building been fully occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Calculation Year.

3.07 BOOKS AND RECORDS. Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices. Tenant or its representative (whose representative shall be a certified public accountant licensed to do business in Illinois) shall have the right to audit the Landlord’s books and records with respect to the items in the foregoing statements of Operating Expenses and Taxes during normal business hours at any time within ten (10) days following the furnishing by Landlord to Tenant of such statements and after the execution by Tenant and its representative of a confidentiality agreement prepared by Landlord. Unless Tenant shall take written exception to any item within thirty (30) days after the furnishing of the foregoing statement, such statement shall be considered as final and accepted by Tenant. Any amount due to Landlord as shown on any such statement whether or not disputed by Tenant shall be paid by Tenant when due as provided herein, without prejudice to any such written exception.

ARTICLE FOUR

SERVICES

4.01 SERVICES. Landlord, as long as Tenant is not in default under any of the covenants of this Lease, shall furnish the following services:

(a)	Air-cooling when necessary to provide a temperature condition required for comfortable occupancy of the Premises under normal business operations, daily from 8:00 A.M. to 6:00 P.M. and on Saturdays from 8:00 A.M. to 1:00 P.M., Sundays and holidays excepted. Wherever heat generating machines or equipment are used by Tenant in the Premises which effect the temperature, otherwise maintained by the air-cooling system, Landlord reserves the right to install supplementary air-conditioning units in the demised premises and the expense of installation shall be paid by Tenant. The expense resulting from the operation and maintenance of the supplementary air conditioning system shall be paid by the Tenant to the Landlord at rates fixed by Landlord. The Landlord agrees to furnish heat to the demised premises, as required by law, on business days from 8:00 A.M. to 6:00 P.M., Saturdays from 8:00 A.M. to 1:00 P.M., Sundays and holidays excepted. If Tenant requests Landlord to supply heat or air conditioning at times other than such hours, then upon at least 24 hours advance notice to Landlord, Landlord will supply the necessary heat or air conditioning at rates set by Landlord.

(b)	Hot and cold water in common with other tenants of the Building for drinking, lavatory and toilet purposes drawn through fixtures installed in the Common Area by Landlord. Tenant shall pay Landlord at rates fixed by Landlord for water furnished for any other purpose. Tenant shall not waste or permit the waste of water. If Tenant fails to pay within five (5) days Landlord’s charges for water, Landlord, upon not less than ten (10) days’ notice, may, in addition to any other remedy provided in this Lease, discontinue furnishing that service and no such discontinuance shall be deemed an eviction or disturbance of Tenant’s use of the Premises or render Landlord liable for damages or relieve Tenant from any obligation.

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(c)	Janitor service and customary cleaning in and about the Premises and of the Common Area on a daily basis (Saturdays, Sundays and holidays excepted). Tenant shall not provide any janitor services or cleaning in the Premises without the written consent by Landlord.

(d)	Window washing of all windows on the exterior walls of the Building located in the Premises, both inside and out, at such times as shall be required in Landlord’s sole judgment.

(e)	A parking area as shown on Exhibit B to be used by Tenant, in common with Landlord and other tenants in the Building, for passenger vehicles.

(f)	Passenger elevator service in common with Landlord and other tenants, daily from 8:00 A.M. to 6:00 P.M., Saturdays from 8:00 A.M. to 1:00 P.M., Sundays and holidays excepted, and freight elevator service in common with Landlord and other tenants, daily from 8:00 A.M. to 5:00 P.M., Saturdays, Sundays and holidays excepted. Such normal elevator service, passenger or freight, if furnished at other times shall be optional with Landlord and shall never be deemed a continuing obligation. The Landlord, however, shall provide limited passenger elevator service daily at all times such normal passenger service is not furnished. Automatic elevator service shall be deemed “elevator service” within the meaning of this paragraph.

(g)	Electricity for standard lighting fixtures provided by Landlord (not to exceed 260 hours per month) and for Tenant’s incidental uses. Maintenance of lighting fixtures and replacement of lamps shall be furnished by Landlord at Tenant’s expense. In respect to such incidental uses, electricity will be furnished in the premises by Landlord to Tenant without charge, provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of one watt per square foot of the premises; (ii) the electricity so furnished for incidental uses will be at nominal 120 volts and no electrical circuit for the supply of such incidental use will have a current capacity exceeding 15 amperes; and (iii) such electricity will be used only for equipment and accessories normal to office usage. If Tenant’s requirements for electricity for incidental uses are in excess of those set forth in the preceding sentence, the Landlord reserves the right to require Tenant to procure electricity for such excess incidental use requirements at the Tenant’s expense by arrangement with a local utility company.

4.02 PHONE SERVICES. Landlord shall at Tenant’s expense, install and maintain all conduit and cable between (i) the Ameritech Demark Board in the Building and (ii) an agreed point of entry in the Premises. Alternatively, Landlord may authorize a third party contractor to provide this service on an exclusive basis for the Building, in which case Tenant shall pay such contractor directly for such installation and maintenance. Tenant acknowledges that making such cabling the responsibility of a single party is reasonable and necessary to achieve security, efficiency, coordination and accountability. Whether such cabling is undertaken by Landlord or an exclusive contractor. Tenant agrees that neither Landlord nor such contractor shall be liable for any loss, cost or damage suffered by Tenant as a result of cabling installation and maintenance except to the extent caused by the negligence or willful misconduct of the party doing such work and that any such claim shall be limited to bodily injury, death or damage to property. Tenant hereby waiving and releasing any claim for consequential damages resulting from an interruption of service.

4.03 DELAYS IN FURNISHING OR INTERRUPTION OF SERVICES. Landlord does not warrant that any of the services above mentioned will be free from interruptions caused by Force Majuere. Any such interruption of service shall never be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease.

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ARTICLE FIVE

USE OF PREMISES

5.01 USE OF PREMISES. Tenant shall occupy and use the Premises during the Term for the purpose above specified in Section 2.01 and none other.

5.02 EXCLUSIVE RIGHTS. Tenant will not make nor permit to be made any use of the Premises which conflicts with exclusive rights granted to any other tenant of the Building.

5.03 LAWFUL USE. Tenant will not make nor permit to be made any use of the Premises which directly or indirectly is forbidden by public law, ordinance or governmental regulation or which may be dangerous to persons or property, or which may invalidate or increase the premium cost of any policy of insurance carried on the Building or covering its operations. Tenant shall not do, nor permit to be done, any act or thing upon the Premises which will be in conflict with fire insurance policies covering the Building. Tenant, at its sole expense, shall comply with all rules, regulations or requirements of the local Inspection and Rating Bureau, or any other similar body, and shall not do, nor permit anything to be done upon the Premises, or bring or keep anything thereon in violation of rules, regulations or requirements of the Fire Department, local Inspection and Rating Bureau, Fire Insurance Rating Organization or other authority having jurisdiction and then only in such quantity and manner of storage as not to increase the rate of fire insurance application to the Building.

5.04 RULES CONCERNING USE OF PREMISES. Tenant agrees to abide by the Landlord’s rules concerning the use of the Premises. Such rules are attached hereto as Exhibit C.

5.05 ACCESS TO PREMISES. Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises. Landlord or its agents shall have the right to enter upon the Premises, to inspect the same, to perform janitorial and cleaning services and to make such decorations, repairs, alterations, improvements or additions to the Premises or the Building as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part and the rent reserved shall in no way abate while said decorations, repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. If Tenant shall not be personally present to open and permit an entry into said Premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or its agents may enter the same by a master key, or may forcibly enter the Premises, without rendering Landlord or such agents liable therefore (if during such entry Landlord or its agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligations, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as herein provided. Landlord shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or public parts of the Building, and to close entrances, doors, corridors, elevators or other facilities. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or the use of, any adjacent or nearby building, land, street or alley.

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5.06 LIABILITY FOR VIOLATION OF USE PROVISIONS. In addition to all other liabilities for breach of any covenant of this Article Five, Tenant shall pay to Landlord all damages caused by such breach and shall also pay to Landlord an amount equal to any increase in insurance premium or premiums caused by such breach. Any violation of this Article Five may be restrained by injunction. Tenant shall be liable to Landlord for all damages resulting from violation of any of the provisions of this Article Five. Landlord shall have the right to make such reasonable rules and regulations as Landlord or its agent may from time to time adopt on such reasonable notice to be given as Landlord may elect. Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce provisions of this Article Five or any rules and regulations hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

5.07 HAZARDOUS MATERIALS. Tenant and Landlord shall each comply with all Environmental Laws concerning the proper storage, handling and disposal of any Hazardous Material with respect to the Property. Tenant shall not generate, store, handle or dispose of any Hazardous Material in, on, or about the Property without the prior written consent of Landlord. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from Tenant’s activities at the Premises, Tenant shall immediately deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that a violation of Environmental Law exists, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of the Hazardous Materials upon the Premises as Landlord deems desirable, all of which shall be completed at Tenant’s expenses. Landlord’s inspection and testing rights are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party for compliance with Environmental Laws, as a result of the exercise, or non-exercise of such rights. Tenant shall indemnify, defend, protect and hold harmless the Indemnities from any and all loss, claim, expense, liability and cost (including attorneys’ fees) arising out of or in any way related to the presence of any Hazardous Material introduced to the Premises during the Lease Term by any party other than Landlord. If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article Thirteen to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Article.

ARTICLE SIX

MAINTENANCE AND ALTERATIONS

6.01 CARE AND MAINTENANCE. Subject to the provisions of Article Thirteen, Tenant shall, at Tenant’s own expense, keep the Premises in good order, condition and repair during the Term. If Tenant does not make repairs promptly and adequately, Landlord may, but need not, make repairs, and Tenant shall promptly pay the cost thereof. Tenant shall pay Landlord for overtime and for any other expense incurred in the event repairs, alterations, decorating or other work in the Premises are not made during ordinary business hours at Tenant’s request.

6.02 ALTERATIONS. There shall be no painting or decorating, carpet installation, or erection of any partitions, any alterations in or additions to the Premises or any nailing, boring or screwing into the ceilings, walls or floors, without Landlord’s prior written consent in each and every instance. All such work shall be performed by or under the direction of Landlord, but at the cost of Tenant. Landlord’s decision to refuse such consent shall be conclusive. All additions, decorations, fixtures, hardware, non-trade fixtures and all improvements, temporary or permanent, in or upon the Premises, whether placed there by Tenant or by

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Landlord, shall, unless Landlord requests their removal, become Landlord’s property and shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise without compensation or allowance or credit to Tenant. If, upon Landlord’s request for removal. Tenant does not remove said additions, decorations, fixtures, hardware, non-trade fixtures and improvements. Landlord may remove the same and Tenant shall pay the cost of such removal to Landlord upon demand.

ARTICLE SEVEN

INSURANCE

7.01 LANDLORD’S INSURANCE. Landlord shall maintain insurance covering the Building (including any of the improvements installed by Landlord in the Premises) against loss, damage or destruction by fire and the perils specified in the standard extended coverage endorsement.

7.02 TENANT’S INSURANCE. Tenant, at Tenant’s expense, shall purchase and maintain insurance during the entire Term of the Lease for the benefit of Tenant and Landlord (as their interest may appear) with terms, coverages and in companies satisfactory to Landlord. Tenant agrees to adjust the amounts or type of coverage set forth herein if the customs or standards in the leasing community change during the Term of this Lease, but initially Tenant shall maintain the following coverages in the following amounts:

(a)	Commercial General Liability Insurance on an occurrence basis with a minimum limit of liability in an amount of One Million and No/100 Dollars ($1,000,000.00) for bodily injury, personal injury, or death to any one person and One Million and No/100 Dollars ($1,000,000.00) for bodily injury, personal injury or death to more than one person, and One Million and No/100 Dollars ($1,000,000.00) with respect to damage to property including water and sprinkler damage for each occurrence;

(b)	Commercial Automobile Insurance covering all owned, non-owned and hired automobiles of Tenant including the loading and unloading of any automobile with limits of liability of not less than One Million and No/100 Dollars ($1,000,000.00) for bodily injury to any one person and One Million and No/100 Dollars ($1,000,000.00) for each accident and One Million and No/100 Dollars ($1,000,000.00) for property damage for each accident;

(c)	Insurance against fire, with extended coverage and vandalism and malicious mischief endorsements, in an amount adequate to cover the full replacement value of all leasehold improvements, Tenant’s personal property, machinery, equipment, moveable partitions, office furniture, trade fixtures, and wall and floor coverings in the Premises. (Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value of the covered items and in amounts that meet any coinsurance clauses of the policies of insurance.);

(d)	Excess Umbrella Insurance in an amount of Two Million and No/100 Dollars ($2,000,000.00); and

(e)	Workmen’s Compensation insurance in not less than the statutory amounts outlined by the State of Illinois.

7.03 DEDUCTIBLE. The policies referred to in Section 7.02(a) shall name Landlord, the beneficiaries of Landlord and their respective agents and employees as additional insureds and shall not provide for deductible amounts in excess of $1,000.00. Each policy referred to in Section 7.02 shall be issued by one or

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more responsible insurance companies reasonably satisfactory to Landlord and shall contain the endorsement that such insurance may not be canceled or amended without thirty (30) days’ prior written notice to Landlord and its beneficiaries.

7.04 CERTIFICATE OF INSURANCE. Tenant shall deliver to Landlord certificates of insurance of all policies and renewals thereof to be maintained by Tenant hereunder, not less than ten (10) days prior to the commencement of the Term and not less than ten (10) days prior to the expiration date of each policy.

7.05 WAIVER OF SUBROGATION.

(a)	Landlord agrees that, if obtainable at no, or minimal, additional cost, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b)	Tenant agrees to include, if obtainable at no, or minimal, additional cost, in its “All Risks” insurance policy or policies on its furniture, furnishings, fixtures and other property removable by Tenant under the provisions of its lease of space in the Building appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c)	Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant in the Building who shall have executed a similar waiver as set forth in this Section 7.05(c) for loss or damage to tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent that same is covered by Tenant’s insurance, notwithstanding that such loss or damage may result from the negligence or fault to Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d)	Landlord and tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be

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obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insured shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insured.

7.06 WAIVER OF CLAIMS. To the extent permitted by law, Tenant releases Indemnitiees from, and waives all claims for, damage to person or property sustained by Tenant or any occupant in or about the Property, the Building or Premises resulting from the Property, the Building or Premises or any part of either or any equipment or appurtenance becoming out of repair, or resulting from any accident in or about the Building or Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Building or Property or of any other person, including Landlord’s agents and servants. This Section 7.06 shall apply especially, but not exclusively, to the flooding of basements or other subsurface areas, and to damage caused by refrigerators, sprinkling devises, air-conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether any such damage results from the act or neglect of Landlord or of other tenants, occupants or servants in or about the Building or Property or of any other person, and whether such damage be caused or result from any thing or circumstance above mentioned or referred to, or any other thing or circumstance whether of a like nature or of a wholly different nature. Tenant hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents or profits as a result of such injury or damage. If any such damage, whether to the Premises or to the Building or Property or any part thereof, or whether to Landlord or to other tenants in the Building, results from any act or neglect of Tenant, its employees, agents, invitees and customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, reimburse Landlord forthwith for the total cost of such repairs. Tenant shall not be liable for any damage caused by its act or neglect if Landlord or a tenant in the Building has recovered the full amount of the damage from insurance and the insurance company has waived its right of subrogation against the Tenant. All property belonging to Tenant or any occupant of the Premises that is in or about the Building, the Property or the Premises shall be there at the risk of Tenant or other person only, and Landlord shall not be liable for damage thereto or theft or misappropriation thereof.

7.07 INDEMNITY BY TENANT. To the extent permitted by law, Tenant agrees to indemnify, protect, defend and hold the Indemnities harmless against any and all actions, claims, demands, costs and expenses, including reasonable attorney’s fees and expenses for the defense thereof, arising from Tenant’s occupancy of the premises, from the undertaking of any Tenant Additions or repairs to the Premises, from the conduct of Tenant business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any willful or negligent act of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises, but only to the extent of Landlord’s liability, if any, in excess of amounts, if any, paid to Landlord under insurance covering such claims or liabilities. In case of any action or proceeding brought against the Indemnities by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord.

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ARTICLE EIGHT

ASSIGNMENT AND SUBLETTING

8.01 ASSIGNMENT AND SUBLETTING. Tenant shall not (i) assign, hypothecate, mortgage, encumber, or convey this Lease or any interest under it; (ii) allow any transfer thereof or any lien upon Tenant’s interest by operation of law or otherwise: (iii) sublet the whole or any part of the Premises; or (iv) permit the use of the Premises by anyone other than Tenant and its employees.

If Tenant is a corporation, any dissolution, merger, consolidation or reorganization of Tenant or the sale or transfer of a controlling percentage of the capital stock of Tenant, whether by a single transaction or event or by cumulative transactions or events shall be deemed an assignment of this Lease, and shall be subject to the restrictions set forth above. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of law, of any partner or partners owning 51% or more of the partnership interest, whether by a single transaction or event or by cumulative transactions or events, or the dissolution of the partnership shall be deemed an assignment of the Lease and shall be subject to the restrictions set forth above.

8.02 PROCEDURES FOR SUBLETTING. Tenant shall not sublet the whole or any part of the Premises without Landlord’s prior written consent. In the event Tenant intends to sublease all or any portion of the Premises, Tenant shall take the following actions:

(a)

Tenant shall first notify Landlord in writing of its intention to sublet prior to any advertising of same, hiring of brokers or contacting of potential subtenants. Such notice shall identify the space proposed to be sublet, which space must be a legally leasable unit in compliance with all applicable ordinances and codes, and shall state the date on which Tenant requests that the sublet commence, which date shall be no less than Thirty (30) days from the date of Tenant’s notice.

(b)	Landlord shall have thirty (30) days following the receipt of such notice to notify Tenant whether it elects to recapture the space Tenant has proposed to sublet. Landlord’s failure to send such notice within such thirty (30) day period shall be deemed to mean Landlord has not elected to recapture the space.

(c)	In the event Landlord elects to recapture the space, it shall notify Tenant of its intent by service of a written notice of cancellation terminating that portion of the Lease covering the space Landlord has chosen to recapture, which may include all or any lesser portion of the space Tenant has proposed to sublet. In such event Landlord agrees that the space not recaptured by Landlord shall be a legally leasable unit. Tenant shall pay all costs of any construction necessary to accomplish the division of the space. The termination of the Lease as to the recaptured space shall be effective on the date specified by Tenant in its notice pursuant to Section 8.02(a) and (b).

(d)	In the event that Landlord elects to recapture any proposed sublet space under these provisions, the Base Rent, Rentable Area of the Premises and Measurable Area of the Premises as provided in Section 1 above shall be adjusted as of the termination date designated in the cancellation notice, and this Lease as so amended shall continue thereafter in full force and effect.

(e)	In the event that Landlord elects not to recapture part or all of the proposed sublet space, Landlord shall so notify Tenant as set forth in 8.02(b) above. Provided Tenant is not in default under the Lease and has fully complied with the terms of this Article Eight, Tenant may then proceed to contact potential subtenants and shall have the option to sublet the non-recaptured space in accordance with the following provisions:

(i)	Tenant shall bear all costs and expenses associated with the subletting including, without limitation, any and all costs and expenses incurred by Landlord, if any.

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(ii)	Upon locating a suitable potential subtenant, Tenant shall notify Landlord in writing. Such notice shall state the name and address of the proposed subtenant and shall include a true and complete copy of the proposed sublease. Tenant shall also deliver to Landlord copies of all financial statements, credit reports and other such information in its possessions relating to the prospective subtenant. At Landlord’s request, Tenant shall promptly secure and deliver any additional information Landlord deems necessary in order to evaluate the potential subtenant.

(iii)	Landlord shall have fifteen (15) days from the date of its receipt of the last information provided by Tenant on the proposed subtenant during which to evaluate such subtenant and decide whether to consent to the sublease. Landlord shall notify Tenant of its decision in writing, and, in the event that Landlord does not consent to the sublease, its notice thereof to Tenant shall include an explanation of its reasons for denying consent. In the event that Landlord consents to the sublease, Tenant may execute the sublease and collect all rents due thereunder subject to the provisions of subparagraph (iv) below and subject to the subtenant’s agreement to comply with all the terms of this Lease as they apply to the sublet space.

(iv)	Following the execution of any sublease to which Landlord has consented and throughout the Term thereof, Tenant shall pay Landlord eighty percent (80%) of all amounts received by Tenant in connection with subletting in excess of the rent for the sublet space Tenant is obligated to pay Landlord hereunder.

(v)	The use for which the Premises or any part thereof may be sublet shall be only for lawful office use which is in keeping with the general character of the Building, which is not extra-hazardous on account of fire and which does not conflict with exclusive rights granted to any other tenant in the Building.

8.03 LIABILITY OF TENANT. The granting consent by Landlord to Tenant for subletting of the Premises or any part thereof shall not release Tenant from direct and primary liability under this Lease for the performance of all of the covenants, duties and obligations of Tenant hereunder, and Landlord shall retain its rights to enforce the provisions of this Lease against Tenant or any subtenant without demand upon or proceeding in any way against any other person. Consent to a particular sublease shall not be deemed a consent to any other or subsequent transaction.

ARTICLE NINE

SECURITY DEPOSIT

9.01 SECURITY DEPOSIT. Tenant agrees to deposit with Landlord, upon the execution of this Lease, the sum set forth in Section 1(m) above as security for the full and faithful performance by Tenant of each and every term, provision, covenant, and condition of this Lease. Landlord shall have no obligation to segregate the amount so deposited from its other funds. If any of the deposit shall be so used, applied or retained by Landlord at any time or from time to time, Tenant shall promptly, in each such instance, on written demand therefor by Landlord, pay to Landlord such additional sum as may be necessary to restore the deposit to the original amount set forth in Section 1(m). If Tenant shall fully and faithfully comply with all the terms, provisions, covenants, and conditions of this Lease, the deposit, or any balance thereof, shall be returned to Tenant after the following:

(a)	the expiration of the Term of this Lease;

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(b)	the removal of Tenant from the Premises;

(c)	the surrender of the Premises by Tenant to Landlord in accordance with this Lease; and

(d)	the thirtieth (30) day after the payment by Tenant of, or application by landlord of the Security Deposit against, all amounts due by Tenant pursuant to Paragraph 3.05.

Except as otherwise required by law, Tenant shall not be entitled to any interest on the aforesaid deposit. In the absence of evidence satisfactory to Landlord of an assignment of the right to receive the deposit or the remaining balance thereof, Landlord may return the deposit to the original Tenant, regardless of one or more assignments of this Lease. If Tenant receives notice of sale of the Building and a notice to attorn to the new owner, it shall look solely to the new owner for return of the deposit.

9.02 INCREASE OF SECURITY DEPOSIT. If Tenant is in default under this Lease more than two (2) times within any twelve-month period, irrespective of whether or not such default is cured, then, without limiting Landlord’s other rights and remedies provided for in this Lease or at law or equity, the Security Deposit shall automatically be increased by an amount equal to the greater of:

(a)	Three (3) times the original Security Deposit, or

(b)	Three (3) months Rent, which shall be paid by Tenant to Landlord forthwith on demand.

ARTICLE TEN

DEFAULT AND REMEDIES

10.01 LANDLORD’S REMEDIES. All rights and remedies of landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law.

(a) If any involuntary action or proceeding under any section or sections of any bankruptcy act in any court or tribunal shall adjudge or declare Tenant insolvent or unable to pay Tenant’s debts, or if any voluntary petition or similar proceeding under any section of any bankruptcy act shall be filed by Tenant in any court or tribunal to declare Tenant insolvent or unable to pay Tenant’s debts, then and in any such event Landlord may, if Landlord so elects but not otherwise, and with or without notice of such election, and with or without entry or other action by Landlord, forthwith terminate this Lease, and notwithstanding any other provision of this Lease, Landlord shall forthwith upon such termination be entitled to recover damages in an amount equal to the then present value of the Rent for the residue of the stated Term thereof, less the present value of the fair rental value of the Premises for the residue of the stated Term.

(b) If Tenant defaults in the payment of Rent, and Tenant does not cure the default within five (5) days after demand for payment of such rent or if Tenant defaults in the prompt and full performance of any other provisions of this Lease, and Tenant does not cure the default within twenty (20) days after written demand by Landlord that the default be cured (unless the default involves a hazardous condition, which shall be cured forthwith) or if the leasehold interest of Tenant

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be levied upon or be attached by process of law, or if Tenant makes an assignment for the benefit of creditors or admits its inability to pay its debts, or if a receiver be appointed for any property of Tenant, or if Tenant abandons the Premises, then and in any such event Landlord may, if Landlord so elects but not otherwise, and with or without notice of such election, and with or without any demand whatsoever, either forthwith terminate this Lease and Tenant’s right to possession of the Premises, or without terminating this Lease, forthwith terminate Tenant’s right to possession of the Premises.

(c) Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord full and free license to enter into and upon the Premises in such event with or without process of law and to repossess the Premises and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove any and all property therefrom, using force as may be necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing Landlord’s right to rent or any other right given to Landlord hereunder or by operation of law.

(d) If Tenant abandons the Premises or otherwise entitles Landlord so to elect, and Landlord elects to terminate Tenant’s right to possession only, without terminating the Lease, Landlord may, at the Landlord’s option, enter into the Premises, remove the Tenant’s sign and other evidence of Tenant and take and hold possession thereof as in Section 10.01(c) provided, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from Tenant’s obligation to pay the Rent hereunder for the full Term, and in any such case Tenant shall pay forthwith the Rent for the residue of the stated Term plus any other sums then due hereunder less the present value of the fair rental value of the Premises for such period. In the alternative, upon and after entry into possession without termination of the Lease, Landlord shall use commercially reasonable efforts to relet the Premises or any part thereof for the account of Tenant to any person, firm or corporation for such rent for such time and upon such terms as Landlord in Landlord’s sole discretion shall determine, and Landlord shall not be required to observe any instruction given by Tenant about such reletting. In any such case, Landlord may make repairs, alterations and additions in or to the Premises, and redecorate the same to the extent deemed by Landlord necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses of the reletting. If the consideration collected by Landlord upon any such reletting for Tenant’s account is not sufficient to pay monthly the full amount of the Rent reserved in this Lease, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand. If Landlord, in attempting to mitigate the damages caused by Tenant’s removal from the Premises, leases to another entity for longer than the remainder of the Term of this Lease, the rental for the remainder of the Term of this Lease for purposes of this Section shall be deemed to be the average rental payments under the New Lease for the remainder of the Term of this Lease. “Average rental payments” under such new lease shall be deemed to mean rental payments (net of abatements and rent credits) under such new lease, after deducting the costs of leasing, including, but not limited to, expenses incurred in repairing, altering or redecorating the Premises, broker’s costs, and attorney’s fees in connection with such new lease, divided by the number of months in such new lease. All rentals and other costs under such new lease shall be discounted to the due dates of payments due under this Lease, at the prime rate then in existence at Bank One, NA, (or bank of similar size if Bank One, NA, is no longer in existence at the time this provision becomes operational). Notwithstanding anything in this subsection to the contrary, in no event shall Landlord be required to pay Tenant any excess of the rent it receives under such new lease over the rent hereunder.

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10.02 CONFESSION OF JUDGMENT. Tenant hereby constitutes and irrevocably appoints any attorney of any court to be the true and lawful attorney of Tenant, and, in the name, place and stead of Tenant, to appear for and on behalf of Tenant in any court of record at any time, and from time to time, after default hereunder in any suit or suits brought against Tenant for the enforcement of any rights hereunder by Landlord, to waive the issuance and service of process and trial by jury, and, from time to time, to confess judgment or judgments in favor of Landlord and against Tenant for any rent and interest thereon due hereunder by Tenant to Landlord, for costs of suit and for a reasonable attorney’s fee in favor of Landlord to be fixed by the court, and to release all errors that may occur or intervene in such proceedings, including the issuance of execution upon any such judgment, and to stipulate that no appeal shall be prosecuted from such judgment or judgments, or that no proceedings in chancery or otherwise shall be filed or prosecuted to interfere in any way with the operation of such judgment or judgments or of any execution issued thereon or with any supplemental proceedings taken by Landlord to collect the amount of any such judgment or judgments, and to consent that execution on any judgment or decree in favor of Landlord against Tenant may issue forthwith.

10.03 REMOVAL OF PERSONAL PROPERTY. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant.

10.04 GRANT OF LIEN ON PERSONAL PROPERTY. Tenant hereby grants to Landlord a first lien upon the interest of Tenant under this Lease to secure the payment of moneys due under this Lease, which lien may be enforced in equity; and Landlord shall be entitled as a matter of right to have a receiver appointed to take possession of the Premises and relet the same under order of court. In addition to any statutory lien for rent in Landlord’s favor, Landlord shall have and Tenant hereby grants to Landlord a continuing security interest for all rentals and other sums of money becoming due hereunder from Tenant upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contracts rights, chattel paper and other personal property of Tenant situated on the Premises, and such property shall not be removed there from without the consent of Landlord until all arrearages in rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged. In the event of a default under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law including without limitation the right to sell the property described in this Article at public or private sale upon five (5) days’ notice to Tenant. Tenant hereby agrees to execute such financing statements and other documents necessary or desirable in Landlord’s discretion to perfect the security interest hereby created. Any statutory lien for rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto.

10.05 ATTORNEY’S FEES. Tenant shall pay upon demand all Landlord’s costs, charges and expenses, including the fees of counsel, agents and others retained by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned specifically including, without limitation, any litigation required by Landlord to enforce its rights or remedies pursuant to this Lease.

10.06 DEFAULT UNDER OTHER LEASE. If the term of any lease, other than this Lease, made by Tenant for any premises in the Building shall be terminated or terminable after the making of this Lease because of any default by Tenant under such other lease, such fact shall empower Landlord, at Landlord’s sole option, to terminate this Lease by notice to Tenant.

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ARTICLE ELEVEN

SURRENDER OF POSSESSION AND HOLDING OVER

11.01 SURRENDER OF POSSESSION. Upon the expiration or other termination of the Term of this Lease, Tenant shall quit and surrender to Landlord the Premises, broom clean, in good order and condition, ordinary wear excepted, and Tenant shall remove all of its property. Landlord shall remove all telephone and other communication cable from the plenum areas, wall cavities and risers at Tenant’s expense.

11.02 CONVEYANCE OF PERSONAL PROPERTY. If Tenant does not remove its property of every kind and description from the Premises prior to the end of the Term, however ended, Tenant shall be conclusively presumed to have conveyed the same to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant and Landlord may remove the same and Tenant shall pay the cost of such removal to Landlord upon demand.

11.03 INSPECTION. Not later than sixty (60) days before this Lease terminates or Tenant vacates the Premises, Tenant shall give Landlord written notice of its intended departure and shall schedule a joint inspection with Landlord of the Premises in preparation for Tenant’s vacation of the Premises. At such joint inspection, Landlord shall prepare a list of the following items for Tenant to resolve before vacating the Premises:

(a)	repairs and restorations that will need to be made to the Premises before vacation, if any;

(b)	equipment and/or fixtures that may be removed, and a procedure that must be followed in order to remove such items from the Building, which may include a “check out” procedure with an employee of Landlord at the Building; and

(c)	equipment and/or fixtures that may not be removed from the Premises because they rightfully belong to Landlord.

Tenant shall have ten (10) days after receipt of said list from Landlord to notify Landlord of any discrepancies it notes on said list. If Tenant does not so notify Landlord, said list shall be binding on Tenant, and shall be binding upon Landlord except to the extent that, because of hidden problems, Landlord could not reasonably ascertain whether certain repairs and/or restoration would be needed until vacation of the Premises. In any event, if Tenant fails to arrange such joint inspection, any list of needed restoration or repairs prepared by Landlord as a result of Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease.

11.04 HOLDING OVER. If Tenant retains possession of the Premises or any part thereof after the termination of the Term or any extension thereof, by lapse of time or otherwise, Tenant shall pay Landlord the Rent, at double the rate payable for the month immediately preceding said holding over (including amounts for Taxes and Expenses, or any other applicable increases which Landlord may reasonably estimate), computed on a per month basis, for each month or part thereof (without reduction for any such

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partial month) that Tenant thus remains in possession, and in addition thereto, Tenant shall pay Landlord all damages, consequential as well as direct, sustained by reason of Tenant’s retention of possession. Alternatively, at the election of Landlord expressed in a written notice to Tenant and not otherwise, such retention of possession shall constitute a renewal of this Lease for one (1) year, on the same terms and conditions, except that the Monthly Base Rent shall be the greater of market or 125% of the latest Monthly Base. The provisions of this paragraph do not exclude Landlord’s rights of re-entry or any other right hereunder.

ARTICLE TWELVE

RIGHTS RESERVED BY LANDLORD

12.01 CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord reserves and may exercise the following rights without affecting Tenant’s obligations hereunder:

(a)	to change the name or street address of the Building;

(b)	to install and maintain a sign or signs on the interior or exterior of the Building;

(c)	to have access for Landlord and other tenants of the Building to any mail chutes located on the Premises according to the rules of the United States Post Office;

(d)	to designate all sources furnishing sign painting and lettering, drinking water, towels, coffee service, and toilet supplies, lamps and bulbs used on the Premises;

(e)	to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy if Tenant vacates the Premises prior to the expiration of the Term;

(f)	to retain at all time pass keys to the Premises;

(g)	to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building;

(h)	to exhibit the Premises to others;

(i)	to close the Building after regular working hours and on the legal holidays subject, however, to Tenant’s right to admittance, under such reasonable regulations as Landlord may prescribe from time to time, which may include by way of example but not of limitation, that persons entering or leaving the Building identify themselves to a watchman by registration or otherwise and that said persons establish their right to enter or leave the Building;

(j)	to approve the weight, size and location of safes or other heavy equipment or articles, which articles may be moved in, about, or out of the Building or Premises only at such times and in such manner as Landlord shall direct and in all events, however, at Tenant’s sole risk and responsibility;

(k)	to take any and all measures, including inspections, repairs, alterations, decorations, additions and improvements to the Premises or the Building, as may be necessary or desirable for the safety, protection or preservation of the Premises, the Building, or the Property, or as may be necessary or desirable in the operation of the Building.

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Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of Tenant’s use or possession and without being liable in any manner to Tenant and without abatement of rent or affecting any of Tenant’s obligations hereunder.

ARTICLE THIRTEEN

UNTENANTABILITY AND EMINENT DOMAIN

13.01 UNTENANTABILITY. If the Premises or 50% or more of the Rentable Area of the Building is made untenantable by fire or other casualty, Landlord may elect:

(a)	to terminate this Lease as of the date of the fire or casualty by notice to Tenant within sixty (60) days after that date, or

(b)	proceed with all due diligence to repair, restore or rehabilitate the Building or the Premises, in which event this Lease shall not terminate.

In the event the Lease is not terminated pursuant to this provision, rent shall abate on a per diem basis during the period of untenantability. In the event of the termination of this Lease pursuant to this section, rent shall be apportioned on a per diem basis and paid to the date of the fire or other casualty. In the event that the Premises are partially damaged by fire or other casualty but are not made wholly untenantable, then Landlord shall, except during the last year of the Term hereof, proceed with all due diligence to repair and restore the Premises and the Rent shall abate in proportion to the nonusability of the Premises during the period of untenantability. If a portion of the Premises are made untenantable as aforesaid during the last year of the Term hereof, Landlord shall have the right to terminate this Lease as of the date of the fire or other casualty by giving written notice thereof to Tenant within thirty (30) days after the date of fire or other casualty, in which event, the Rent shall be apportioned on a per diem basis and paid to the date of such fire or other casualty.

In the event the Premises or the Building is damaged by fire or other casualty resulting from the act or neglect of Tenant, its agents, contractors, employees or invitees, Tenant shall not be released from any of its obligations hereunder including, without limitation, its duty to repair the Premises and its liability to Landlord for damages caused by such fire or other casualty and its duty to pay Rent, which Rent shall not be abated. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to alterations, additions, improvements or decorations provided by Landlord either directly or through an allowance to Tenant (whether by rent abatement or otherwise).

Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Article Thirteen to repair or restore any portion of the alterations, additions or improvements in the Premises or the decorations thereto except to the extent that such alterations, additions, improvements and decorations were provided by Landlord, at Landlord’s cost, at the beginning of the Term.

13.02 EMINENT DOMAIN. If the Building, or a substantial part of the Premises, shall be lawfully taken or condemned for any public or quasi-public use or purpose, or conveyed under threat of such condemnation, the Term of this Lease shall end upon, and not before, the date of the taking of possession by the condemning authority, and without apportionment of the award. Tenant hereby assigns to Landlord any interest of Tenant in such award. Then current Rent shall be apportioned as of the date of such Termination. If any part of the Building, other than the Premises or any part of the Building not constituting a substantial part of the

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Premises, shall so be taken or condemned, or if the grade of any street or alley adjacent to the Building is changed by any competent authority and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building, Landlord shall have the right to cancel this Lease upon not less than ninety (90) days notice prior to the date of cancellation designated in the notice. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation, and Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by the change of grade.

ARTICLE FOURTEEN

MORTGAGEE PROTECTION

14.01 MORTGAGE AND/OR GROUND LEASE. Landlord may execute and deliver a mortgage or trust deed in the nature of a mortgage against the Building, the Property or any interest thereon, and may sell and lease back the underlying land on which the Building is situated. This Lease and the rights of Tenants hereunder shall be and are hereby made expressly subject and subordinate at all times to any such mortgage, trust deed and/or ground lease, now or hereafter existing and all amendments, modifications and renewals thereof and extensions, consolidations or replacements thereof, and to all advances made or hereafter to be made upon the security thereof. Tenant agrees to execute and deliver such further instruments subordinating this Lease to said mortgage, trust deed or ground lease as may be requested in writing by Landlord from time to time. Tenant hereby appoints Landlord as attorney-in-fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such instruments in the event Tenant fails to do so.

Should any such mortgage or trust deed affecting the Building be foreclosed or if any ground or underlying lease be terminated:

(a) The liability of the mortgagee, trustee or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner is the owner of the Building or Property and such liability shall not continue or survive after further transfer of ownership.

(b) Upon request of the mortgagee or trustee, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale thereunder, or if any ground or underlying lease be Terminated for any reason, Tenant will attorn as Tenant under this Lease to the ground lessor under the ground lease and will execute such instruments as may be necessary or appropriate to evidence such attornment.

Tenant covenants and agrees to give any mortgagee or trust deed holder, by certified or registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing, (by way of notice of assignment of rents and leases, or otherwise) of the address of such mortgagee and/or trust deed holder. Tenant further covenants and agrees that if Landlord shall have failed to cure any default within thirty (30) days after Tenant gives notice of the default, the mortgagee and/or trust deed holder shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event the Lease shall not be terminated while such remedies are being so diligently pursued.

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ARTICLE FIFTEEN

RELOCATION OF TENANT

15.01 RELOCATION OF TENANT. Landlord shall have the right, upon thirty (30) days written notice, to relocate Tenant to another location in the Building provided that (i) Landlord pays for the reasonable cost of physically moving Tenant, its property and equipment to the relocated premises, (ii) the relocated premises is substantially similar to the area of the Premises and (iii) the relocated premises have substantially similar improvements of those located in the Premises at the time of said relocation.

ARTICLE SIXTEEN

NOTICES

16.01 NOTICES TO TENANT. Notices shall be in writing. Notices shall be effectively served by Landlord upon Tenant in any one of the following manners:

(i)	By delivery to Tenant, or a representative of Tenant; or

(ii)	By forwarding through certified or registered mail, postage prepaid, to Tenant at the address shown in Section 1.01(a), in which case the time of mailing shall be the time of notice; or

(iii)	By leaving a copy at the Premises; or

(iv)	By affixing a copy to any door leading into the Premises.

16.02 NOTICES TO LANDLORD. Notices shall be in writing. Notices shall be effectively served by Tenant upon Landlord when addressed to Landlord and served either:

(i)	Upon an officer of Landlord; or

(ii)	on an authorized person in the office of the Building; or

(iii)	By forwarding through certified or registered mail, postage prepaid, to Landlord at the address shown in Section 1.01(b).

16.03 ADDRESS FOR NOTICE. The addresses for notices shall be those addresses shown in Section 1.01(a) and (b) or if notified in writing of another address by either party, at such latter address.

ARTICLE SEVENTEEN

MISCELLANEOUS

17.01 MISCELLANEOUS.

(a)	No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand or suit.

(b)	No waiver of any default of Tenant hereunder shall be implied from any omission by Landlord to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.

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(c)	The words “Landlord” and “Tenant”, wherever used in this Lease, shall be construed to mean plural where necessary, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

(d)	Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Landlord and Tenant and their respective heirs, legal representative, successors and assigns in the event this Lease has been assigned with the express written consent of Landlord.

(e)	Submission of this instrument for examination docs not constitute a reservation of or option for the Premises. The instrument does not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

(f)	All amounts (unless otherwise provided herein, and other than the Rent, which shall be due as hereinbefore provided) owed by Tenant to Landlord hereunder shall be deemed Additional Rent and be paid within ten (10) days from the date Landlord renders statements of account therefor. All such amounts (including Rent and Additional Rent) shall bear interest from the date due until the date paid at the Default Rate, or at the maximum legal rate of interest, allowed by law, if such maximum legal rate is applicable and lower.

(g)	All riders attached to this Lease are hereby made a part of this Lease.

(h)	The headings of sections are for convenience only and do not limit or construe the contents of the sections.

(i)	If Tenant shall occupy the Premises prior to the beginning of the Term of this Lease with Landlord’s consent, all the provisions of this Lease shall be in full force and effect as soon as Tenant occupies the Premises.

(j)	Should any mortgage, leasehold or otherwise, require a modification or modifications of this Lease, which modification or modifications will not bring about any increased cost or expense to Tenant or in any other way substantially change the rights and obligations of Tenant hereunder, then and in such event. Tenant agrees that this Lease may be so modified.

(k)	Tenant represents that Tenant has dealt directly with and only with as broker in connection with this Lease, and that insofar as Tenant knows no other broker negotiated this Lease or is entitled to any commission in connection therewith. Tenant indemnifies and holds Landlord, its beneficiaries, and their respective agents and employees harmless from all claims of any other broker or brokers who claim to have dealt with Tenant in connection with Lease.

(l)

Tenant agrees that from time to time upon not less than ten (10) days prior request by Landlord, Tenant will deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications), (b) the dates to which the rent and other charges have been paid, and (c) that so far as the person making the

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certificate knows, Landlord is not in default under any provisions of this Lease. In the event that Tenant fails to deliver such a certificate, Tenant shall be in default of which there shall be no cure or grace period. In addition to any other remedy available to Landlord, Landlord may impose a penalty equal to $500.00 for each day that Tenant fails to deliver such certificate. Furthermore, Tenant shall be deemed to have irrevocably appointed Landlord as Tenant’s attorney-in-fact to execute and deliver such certificate.

(m)	Landlord’s title is and always shall be paramount to the title of Tenant, and nothing herein contained shall empower Tenant to do any act which can, shall or may encumber such title.

(n)	The laws of the State of Illinois shall govern the validity, performance and enforcement of this Lease.

(o)	If any Term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such Term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each Term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(p)	Landlord and Tenant agree that to the extent permitted by law, each shall and hereby does waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease.

(q)	There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease.

(r)	In the event the original Landlord hereunder, or any successor owner of the Property, shall sell or convey the Property, all liabilities and obligations on the part of Landlord, or such successor owner, under this Lease accruing thereafter shall be terminated, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to each such new owner.

(s)	The term “Landlord”, as used in this Lease, means the legal entity which owns the beneficial interest in LaSalle Trust, N.A., as Trustee under Trust No. 47948, which holds legal title to the Property, and any liability or obligation of Landlord under this Lease shall be limited to its assets held in such trust and no owner of the beneficial interest in such trust shall be individually or personally liable for any claim arising out of this Lease.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease the date first above written.

LANDLORD CONTINENTAL OFFICES LTD., as agent for the owner of the beneficial interest in LaSalle Trust, N.A., as Trustee under Trust No. 47948	Home School, Inc.

Kevork M. Derderian, President	By:
Its:

Attested:

Brandt T. Pfeifer, Director, Leasing/Marketing	By:
Its:

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RIDER TO OFFICE LEASE AGREEMENT

18.01 RIDER. This Rider shall be made a part of the Office Lease Agreement dated June 26, 2006, made by and between Continental Offices Ltd., as agent for the owner of the beneficial interest in LaSalle Trust, N.A., as Trustee under Trust No. 47948 and Home School, Inc. If there are any conflicts between this Rider and the terms and conditions of said Office Lease Agreement, the terms of this Rider shall prevail.

19.01 TENANT IMPROVEMENTS. Tenant shall take the space in as-is condition. Furthermore, any materials and labor required for the installation of Tenant’s telephone and data systems shall be at Tenant’s expense.

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EXHIBIT C

RULES AND REGULATIONS

(a)	Any sign, lettering, picture, notice or advertisement shall be placed on any outside window or in a position to be visible from outside the Premises without the written consent of Landlord. If such consent is granted, such signage shall be installed by Landlord at Tenant’s cost and in such manner, character and style as Landlord may approve in writing.

(b)	Tenant shall not advertise the business, profession or activities of Tenant conducted in the Building in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities, and shall not use the name of the Building for any purpose other than that of business address of Tenant, and shall never use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence without Landlord’s express consent in writing. Tenant shall not do any act tending injure the reputation of the Building.

(c)	No article which is explosive or inherently dangerous is allowed in the Building.

(d)	Tenant shall not obstruct, or use for storage, or for any purpose other than ingress and egress the sidewalks, entrances, passages, courts, corridors, vestibules, halls and stairways of the Building.

(e)	No bicycle or other vehicle, no dog or other animal or bird shall be brought or permitted to be in the Building or any part thereof.

(f)	Tenant shall not make or permit any noise or odor that is objectionable to other tenant or occupants of the Building to emanate from the Premises, and shall not create or maintain a nuisance thereon.

(g)	Tenant shall not disturb, solicit or canvass any occupant of the Building.

(h)	Tenant shall not install any musical instrument or equipment in the Building, or any antennas, aerial wires or other equipment inside or outside the Building, without, in each and every instance, prior approval in writing by Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed or annoyed and shall require Tenant to indemnify Landlord for any damage to the Building caused by the installation of such antennas, aerial wires or other equipment.

(i)	Tenant shall not waste water by tying, wedging or otherwise fastening open any faucet.

(j)	No additional locks or similar devices shall be attached to any door. No keys for any door other than those provided by Landlord shall be made. If more than two keys for one lock are desired by Tenant, Landlord may provide the same upon payment by Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys to the Premises and shall make known to Landlord the explanation of all combination locks on safes, cabinets and vaults.

(k)	Tenant assumes all responsibility for the locking of doors in and to the Premises and for protecting the Premises from theft, robbery and pilferage. Any losses resulting from neglect of this clause shall be paid for by Tenant.

Lease Agreement – Exhibit C	Page 1

(l)	Any and all shades, draperies or other forms of inside window covering must be of such shape, color and material as approved and installed by Landlord.

(m)	Tenant shall not overload any floor. Safes, furniture and all large articles shall be brought through the Building and into the Premises at such times and in such manner as Landlord shall direct and at Tenant’s sole risk and responsibility. Tenant shall list all furniture, equipment and similar articles to be removed from the Building, and the list must be approved by Landlord or its agent before Tenant will be permitted to remove any such article.

(n)	Unless Landlord gives advance written consent in each and every instance, Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, refrigerating or heating device or air-conditioning apparatus in or about the Premises, or carry on any mechanical business therein, or use the Premises for housing accommodations or lodging or sleeping purposes, or do any cooking therein or install or permit the installation of any vending machines, or use any illumination other than electric light, or use or permit to be brought into the Building any inflammable oils or fluids such as gasoline, kerosene, naphtha and benzene, or any explosive or other articles hazardous to persons or property including firearms or other weapons.

(o)	Tenant shall not place or allow anything to be against or near the glass or partitions, doors or windows of the Premises which may diminish the light in, or be unsightly from the exterior of the Building, public halls or corridors.

(p)	Tenant shall not install in the Premises any equipment which uses an unusual amount of electricity without the advance written consent of Landlord. “Unusual amount of electricity” shall mean any one or all of the following: (1) use of a lighting system which requires more electricity than the standard lighting fixtures provided in the Building by Landlord; (2) the electrical load of electrical equipment (other than lighting) used in the Premises exceeding an average of two watts per square foot of the Premises; (3) electricity which is not at a nominal 120 volts; (4) electrical circuits with a capacity exceeding 20 amperes; (5) electricity used for equipment and/or accessories not normal for ordinary office use. If Landlord consents to such use of an unusual amount of electricity, Tenant shall ascertain from the Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electric wiring in the Building and the Premises and the needs of the other tenants in the Building and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

(q)	No floor covering shall be affixed to any floor in the Premises by means of glue or other adhesive without Landlord’s prior written consent.

(r)	Tenant shall only use the freight elevator for mail carts, dollies and other similar devices for delivering material between floors that Tenant may occupy.

(s)	No smoking is permitted in the Building. Smoking is restricted to designated areas.

Lease Agreement – Exhibit C	Page 2

*Continental Offices Ltd.*

# EXHIBIT A

## Suite 106

1,853 rsf

## Regency Office Plaza